UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2005

SCICLONE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariner’s Island Blvd., Suite 205

San Mateo, California 94404

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (650) 358-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On April 25, 2005, SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into an Employment Agreement, a Change in Control Agreement and an Indemnity Agreement (collectively, the “Agreements”) with Ira D. Lawrence, M.D. in connection with the appointment, effective June 1, 2005, of Dr. Lawrence as the Company’s President, Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”).  Copies of the Agreements are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Pursuant to the Agreements, Dr. Lawrence will receive an annual base salary of $400,000, subject to annual review and adjustment by the Board.  In addition, Dr. Lawrence is entitled to receive a new hire bonus of $100,000, repayable under certain conditions.  Dr. Lawrence also is eligible to receive an annual bonus with an initial target amount equal to 50% of his annual base salary.  In 2008, the Compensation Committee of the Board is obligated to consider an award to Dr. Lawrence of a special cash bonus of up to $300,000, based on performance targets over the years 2005-2007.  Dr. Lawrence is entitled to relocation expenses and a monthly housing allowance of $10,000.  Dr. Lawrence will be granted two nonstatutory stock options, each such option to purchase 400,000 shares of the Company’s common stock (an aggregate of 800,000 shares) at an exercise price per share equal to the closing price on the Nasdaq National Market of a share of the Company’s common stock on June 1, 2005.  The first such option will have a term of 10 years and, subject to Dr. Lawrence’s continued employment by the Company, will vest in annual installments on each of the first four anniversaries of June 1, 2005.  The second such option will have a term of 10 years and 25% of such second option will vest upon the Company’s common stock trading publicly after June 1, 2005 for at least 30 consecutive calendar days at or greater than a target closing price per share, as reported on the Nasdaq National Market, of (a) $4.50 on or before June 1, 2008, (b) $6.00 on or before June 1, 2009, (c) $8.00 on or before June 1, 2010, and (d) $10.00 on or before June 1, 2011, each price as adjusted for stock dividends, stock splits or similar changes in the Company’s capital structure.  In the event of a termination of his employment without cause, Dr. Lawrence is entitled to a severance amount equal to 12 months of his final base salary rate, less applicable withholding.  Dr. Lawrence also entered into an Indemnity Agreement and Change in Control Agreement in forms similar to other Company executives.  The foregoing description of the terms and conditions of the Agreements is qualified in its entirety by the actual terms and conditions of the Agreement as attached as Exhibit 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

            Prior to joining the Company, from 1999 until the present, Dr. Lawrence was Senior Vice President of Research and Development at Astellas Pharma U.S., Inc., the U.S. subsidiary of the Japanese pharmaceutical company Astellas Pharma Inc., formed through the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical, Co., Ltd.

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

On April 28, 2005, the Company announced the Board’s appointment of Ira D. Lawrence, M.D., age 52, to the positions of President, Chief Executive Officer and member of the Company’s Board.  Dr. Lawrence will serve as President and Chief Executive Officer at the pleasure of the Board, and will serve as a member of the Board until the next Annual Meeting of Stockholders and until his successor is elected and qualified.  A copy of the Company’s press release is attached hereto as Exhibit 99.4 and incorporated by reference into this Item 5.02.

.

A description of the Agreements is set forth in Item 1.01 of this Current Report on Form 8-K, and copies of the Agreements are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.  Such description and such copies of the Agreements are incorporated by reference into this Item 5.02.

Item 9.01.                   Financial Statements and Exhibits.

            (c)        Exhibits.

                Exhibit   Description

            ________________

99.1     Employment Agreement between SciClone Pharmaceuticals, Inc. and Ira D. Lawrence, M.D. dated as of April 25, 2005.

99.2     Change in Control Agreement between SciClone Pharmaceuticals, Inc. and Ira D. Lawrence, M.D. dated as of April 25, 2005.

99.3     Indemnity Agreement between SciClone Pharmaceuticals, Inc. and Ira D. Lawrence, M.D. dated as of April 25, 2005.

99.4     Press Release issued by SciClone Pharmaceuticals, Inc., dated April 28, 2005, announcing the appointment of Ira D. Lawrence, M.D. to President, Chief Executive Officer and member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCICLONE PHARMACEUTICALS, INC.

Dated: April 28, 2005	/s/ Richard A. Waldron
Richard A. Waldron
Chief Financial Officer